Exhibit 4(d)

WELLS FARGO FINANCE LLC

LIMITED LIABILITY COMPANY

AGREEMENT

This Limited Liability Company Agreement of Wells Fargo Finance LLC, a Delaware limited liability company (the “Company”) is made as of April 2, 2018, by Wells Fargo & Company, a Delaware corporation, as the sole member (“Member”).

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby, intending to be legally bound, agrees as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“Additional Member” has the meaning set forth in Section 12.1 hereof.

“Additional Units” has the meaning set forth in Section 12.1 hereof.

“Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement of the Company as amended, modified, supplemented or restated from time to time.

“Assignee” means any Person who is an assignee of a Member’s limited liability company interest in the Company, or part thereof, and who does not become a Member pursuant to Section 13.1 hereof.

“Authorized Person” means any person designated by the Company as its agent pursuant to § 18.204 of the Delaware Act, including without limitation, each person designated as an Authorized Person in Section 2.1(iii) hereof.

“Board” means the Board of Directors of the Company established pursuant to Article VI of this Agreement.

“Capital Contribution” means, with respect to any Unit Holder, the aggregate amount of money and the initial fair market value of any property (other than money) contributed to the Company pursuant to Section 4.1 hereof with respect to the Units held by such Unit Holder.

“Certificate” means the Certificate of Formation of the Company, initially filed on March 17, 2017, and any and all amendments thereto and restatements thereof filed on or after such date on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Company” means Wells Fargo Finance LLC, the limited liability company hereby established under and pursuant to the Delaware Act and this Agreement.

“Covered Person” means (i) a Member, a Director, an Officer, and any Affiliate of a Member; (ii) as applicable, any officer, director, member, partner, employee, representative or agent of a Member; and (iii) any employee, representative, or agent of the Company, including without limitation any Authorized Person.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time.

“Director” means any person designated as a Director of the Company by the Members or the Board pursuant to Section 6.1 or Section 15.1 of this Agreement.

“Fiscal Year” means (i) the period commencing upon the formation of the Company and ending on December 31 of the year of formation, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in Clause (ii) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article VIII hereof.

“Liquidating Trustee” has the meaning set forth in Section 14.3 hereof.

“Majority Vote” means the approval of, or the affirmative vote by, Members holding a majority of the Units held by Members.

“Manager” means Directors when acting as the Board pursuant to the provisions of Article VI hereof, and Officers of the Company, subject to any limitations on the authority of the Directors and any Officer to act as “Manager” under the Delaware Act or this Agreement, or as otherwise imposed from time to time by the Members (in the case of Directors and Officers) and/or the Board (in the case of Officers).

“Member” means any Person named as a member in the recitals to this Agreement or who executes this Agreement as a member and includes any Person admitted as an Additional Member or a Substitute Member pursuant to the provisions of this Agreement, and “Members” means two (2) or more of such Persons when acting in their capacities as members of the Company. “Members” shall also include the sole Member of the Company at any time there is only one Member. For purposes of the Delaware Act, the Members shall constitute one (1) class or group of members.

“Net Cash Flow” means, for each Fiscal Year or other period of the Company, the gross cash receipts of the Company from all sources, but excluding any amounts, such as gross receipts taxes, that are held by the Company as a collection agent or in trust for others or that are otherwise not unconditionally available to the Company, less all amounts paid by or for the account of the Company during the same Fiscal Year or other period (including, without limitation, payments of principal and interest on any Company indebtedness), and less any amounts determined by the Board to be necessary to provide a reasonable reserve for working-capital needs or any other contingencies of the Company. Net Cash Flow shall be determined in accordance with the cash receipts and disbursements method of accounting and otherwise in accordance with generally accepted accounting principles, consistently applied. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions, depletion, similar allowances or other non-cash items, but shall be increased by any reduction of reserves previously established.

“Officer” means any person either initially designated by the Member or subsequently elected or appointed as an Officer of the Company by the Board pursuant to Section 7.1 or Section 15.1 hereof.

“Person” includes any individual, association, corporation, partnership (general or limited), joint venture, trust, estate, limited liability company or partnership, or other legal entity or organization.

“Profits” and “Losses” means, for each Fiscal Year, the net profits or net losses, as the case may be, of the Company for such Fiscal Year, determined on the accrual method of accounting in accordance with generally accepted accounting principles.

“Substitute Member” means a Person who is admitted to the Company as a Member pursuant to Section 13.1 hereof, and who is named as a Member on Schedule A to this Agreement.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unit” means a limited liability company interest in the Company representing such fractional part of the limited liability company interest of all Unit Holders pursuant to this Agreement as is equal to the quotient of one (1) divided by the total number of Units.

“Unit Holder” means any Person who holds one (1) or more Units, regardless of whether such Person is a Member and regardless of whether such Units were initially acquired by such Person from the Company or by assignment from another Unit Holder.

Section 1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

ARTICLE II

THE COMPANY

Section 2.1 Formation.

(i) The Member, by the filing of the Certificate on March 22, 2018, by the “Authorized Person” (as defined in subparagraph (iii) of this Section 2.1) and the execution of this Agreement, hereby (a) ratifies, approves, and confirms the formation of, and forms the Company as a limited liability company under and pursuant to the Delaware Act, and (b) hereby subscribes and pays for the Units set forth on Schedule A for the initial Capital Contribution also set forth on Schedule A. The Member agrees that the rights, powers, duties and liabilities of the Member, Directors and Officers shall be as provided in the Delaware Act, except as otherwise provided in this Agreement.

(ii) The name and mailing address of each Member or Unit Holder shall be listed on Schedule A attached hereto. The Directors and/or Officers shall be required to update Schedule A from time to time as necessary to accurately reflect the information therein. Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

(iii) Mindi D. O’Hayre is hereby designated as an “Authorized Person” of the Company and the Member hereby ratifies and confirms the execution, delivery, and filing of the Certificate with the Secretary of State of the State of Delaware by the Authorized Person on March 22, 2018. As of the date of this Agreement, all powers of the person named above as an “Authorized Person” shall cease, and the Member and each Officer named in, or elected or appointed pursuant to this Agreement, shall hereafter be deemed to be the designated Authorized Person and shall continue as the designated Authorized Person.

Section 2.2 Name. The name of the Company is “Wells Fargo Finance LLC”.

Section 2.3 Existence. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Delaware Act.

Section 2.4 Registered Agent and Office. The Company’s registered agent and office in Delaware shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808. At any time, an Officer may designate another registered agent and/or registered office.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be at 375 Park Avenue, 4th Floor, New York, NY 10152, which location may be changed from time to time by the Board of Directors. The Company shall have such additional offices from time to time as determined by the Board of Directors

Section 2.6 Qualification in Other Jurisdictions. Any Officer shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and to file under another name in other jurisdictions if required in order to conduct business there. Any Officer, as an authorized person, within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE III

PURPOSE AND POWERS OF THE COMPANY

Section 3.1 Purpose. The purpose of the Company is to engage in all lawful activities for which limited liability companies may be formed under the Delaware Act, and to engage in any and all activities necessary, advisable or incidental thereto.

Section 3.2 Powers of the Company.

(i) The Company, acting by and through the Board and its Officers on behalf of the Company pursuant to this Agreement, shall possess and exercise all power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1, including, but not limited to, the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(c) to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with the Directors, the Officers ,any Member, any Affiliate thereof,

or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

(d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies or partnerships, or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e) to lend money for its proper purpose, to invest and reinvest its funds, to take and hold real and personal property for the payment of funds so loaned or invested;

(f) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(g) to employ and otherwise engage employees and agents of the Company (who may be designated as Officers with titles), and define their duties and fix their compensation;

(h) to indemnify any Person in accordance with the Delaware Act;

(i) to cease its activities and cancel its Certificate;

(j) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(k) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

(l) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

(m) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

(ii) The Company may merge with, or consolidate into, another limited liability company or other business entity (as defined in Section 18-209(a) of the Delaware Act) upon a Majority Vote.

ARTICLE IV

CAPITAL CONTRIBUTIONS, UNITS,

AND ADVANCES

Section 4.1 Capital Contributions.

(i) The records of the Company shall reflect the cash or property that each Unit Holder has contributed or is deemed to have contributed to the capital of the Company and the agreed value of such Capital Contributions.

(ii) No Unit Holder shall be required to make any additional Capital Contribution to the Company. However, a Unit Holder (if the sole Member) may make additional Capital Contributions to the Company from time to time, and if the Unit Holder is not a Member or is not the sole Member, then the Unit Holder may make such additional Capital Contributions upon approval by a Majority Vote of the Members.

Section 4.2 Units. A Unit Holder’s limited liability company interest in the Company shall be represented by the “Unit” or “Units” held by such Unit Holder. Each Unit Holder’s respective Units shall be set forth on Schedule A attached hereto. Each Unit Holder hereby agrees that its limited liability company interest in the Company and in its Units shall for all purposes be personal property. A Unit Holder has no interest in specific Company property.

Section 4.3 Status of Capital Contributions.

(i) Except as otherwise provided in this Agreement, the amount of a Unit Holder’s Capital Contributions may be returned to it, in whole or in part, at any time, but only with the consent of all Members. Any such returns of Capital Contributions shall be made to all Unit Holders in proportion to the number of Units then held by each Unit Holder. Notwithstanding the foregoing, no return of a Unit Holder’s Capital Contributions shall be made hereunder if such distribution would violate applicable state law. Under circumstances requiring a return of any Capital Contribution, no Unit Holder shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement.

(ii) No Unit Holder shall receive any interest, salary or drawing with respect to its Capital Contributions or for services rendered on behalf of the Company or otherwise in its capacity as a Unit Holder, except as otherwise specifically provided in this Agreement.

(iii) Except as otherwise provided herein and by applicable state law, the Members shall be liable only to make their capital contributions pursuant to Section 4.1 hereof, and no Member or Assignee shall be required to lend any funds to the Company or, after a Member’s Capital Contributions have been fully paid pursuant to Section 4.1 hereof, to make any additional capital contributions to the Company. No Unit Holder shall have any personal liability for the repayment of any Capital Contribution of any other Member or Assignee.

Section 4.4 Advances. If any Unit Holder shall advance any funds to the Company in excess of its Capital Contributions, the amount of such advance shall not entitle it to any increase in its share of the distributions of the Company. The amount of any such advance shall be a debt obligation of the Company to such Unit Holder and shall be repaid to it by the Company with interest at a rate equal to (i) the rate of interest set forth in any note or other writing memorializing such advance, or if the Unit Holder and the Company do not enter into any such note or other writing, then (ii) the lesser of (a) the applicable federal rate under Section 1274(d) of the Code and (b) the maximum rate permitted by applicable law, and upon such other terms and conditions as shall be mutually determined by such Unit Holder and a Manager. Any such advance shall be payable and collectible only out of Company assets, and the other Unit Holders shall not be personally obligated to repay any part thereof. No Person who makes any nonrecourse loan to the Company shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

ARTICLE V

MEMBERS AND MEETINGS OF MEMBERS

Section 5.1 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The Members shall also have the power to authorize the Board, by Majority Vote, to possess and exercise any right or power not already vested in the Board pursuant to Section 6.1 or any other provision of this Agreement. In addition to the foregoing, the Members have the power to exercise any and all other rights or powers of the Company and do all lawful acts and things as are not by the Delaware Act or this Agreement directed or required to be exercised or done by the Board. Except as provided herein, the Members shall have no power to bind the Company.

Section 5.2 Reimbursements. The Company may reimburse the Members for all ordinary and necessary out of pocket expenses incurred by the Members on behalf of the Company.

Section 5.3 Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

Section 5.4 Meetings of the Members.

(i) Meetings of the Members may be called at any time by any Member. Notice of any meeting shall be given to all Members not less than two (2) days nor more than thirty (30) days prior to the date of such meeting. Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact.

(ii) The Members shall establish all other provisions relating to meetings of Members, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by any Members, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote. Any action required to be taken at any meeting of the Members may be taken without a meeting, if the Members consent in writing and the writings are filed with the minutes of meeting of the Members

(iii) All actions requiring the approval of the Members, whether under the Delaware Act or pursuant to this Agreement, shall be by Majority Vote.

(iv) Meetings of the Members may be held by means of conference telephone or by other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting

ARTICLE VI

MANAGEMENT OF THE COMPANY

Section 6.1 Board of Directors. The business and affairs of the Company shall be managed by or under the direction of a Board of one or more Directors named in or hereafter elected by the Members as provided in this Agreement. Except as provided herein, it is intended that this grant of authority shall authorize the Board to function in all matters not otherwise reserved to the Members as if the Company were a corporation formed under the Delaware General Corporation Law and the Board were the board of directors of such corporation. The authorized number of Directors shall initially be fixed at three (3) persons. The Members from time to time hereafter shall determine the number of Directors to constitute the Board, provided that thereafter the authorized number of Directors may be increased or decreased by the Members at any time in their sole discretion, upon notice to all Directors. Each Director elected shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation or removal. Directors need not be Members. Vacancies, except vacancies caused by removal pursuant to Section 6.7 of this Article VI, and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and the Directors so chosen shall hold office until the next election of Directors and until their successors are duly elected and shall qualify, unless sooner displaced.

Section 6.2 Meetings of the Board of Directors. The Board of the Company may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the Chairman of the Board or President on one (1) day notice to each Director, either personally, by telephone, by mail, by facsimile, by electronic mail or by any other means of communication; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of one or more of the Directors. Whenever any notice is required to be given, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the persons attend a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business at such meeting.

Section 6.3 Quorum and Acts of the Board. At all meetings of the Board a majority of the Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by this Agreement. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee. Such written actions of the Board will be effective on the date such acts are approved or such earlier or later date as the Board may designate, except as may be designated or required by applicable law.

Section 6.4 Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 6.5 Committees of Directors. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, but no such committee shall have the power or authority in reference to amending this Agreement, adopting an agreement of merger or consolidation, recommending to the Members the sale, lease or exchange of all or substantially all of the Company’s property and assets, recommending to the Members a dissolution of the Company or a revocation of a dissolution; and unless the resolution of the Board designating the committee expressly so provides, no such committee shall have the power or authority to declare a distribution. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 6.6 Compensation of Directors. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at such meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 6.7 Removal of Directors. Unless otherwise restricted by law, any Director or the entire Board may be removed, with or without cause, by a Majority Vote. Any vacancy caused by any such removal may be filled by a Majority Vote.

Section 6.8 Directors as Agents. The Directors, to the extent of their powers set forth in this Agreement, are agents of the Company for the purposes of the Company’s business, and the actions of the Directors taken in accordance with this Agreement shall bind the Company.

Section 6.9 Directors as Managers Under the Delaware Act. Directors shall be deemed to be “Managers” of the Company within the meaning of the Delaware Act when acting collectively as the Board of the Company pursuant to this Article VI; provided, however, that no individual Director (other than a Director who is the sole member of the Board or a Director acting as the sole member of a Committee of the Board established pursuant to this Article VI), shall be considered to be a “Manager” of the Company within the meaning of the Act. The authority granted to Directors as Manager shall be subject to any powers and rights reserved to Members to manage the Company’s business by the Delaware Act or under this Agreement, and any limitations on such authority imposed by this Agreement or by the Members from time to time.

ARTICLE VII

OFFICERS

Section 7.1 Officers.

(i) Except as provided in Section 7.7 below, the Officers of the Company shall be chosen by the Board and shall include at least a President, a Treasurer, and a Secretary. The Board may also choose a Chairman of the Board, a Chief Financial Officer, one or more Vice Presidents including Executive, Senior and Assistant Vice Presidents, and one or more Assistant Secretaries and Assistant Treasurers. A person elected or appointed to be an Officer is by such election or appointment designated a Manager by the Members for purposes of the Delaware Act. Any number of offices may be held by the same person. The Board may appoint such other Officers and agents as it shall deem necessary who shall have such titles, shall hold their offices for such terms, and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The Board may authorize Officers elected by the Board to appoint other Officers and agents pursuant to procedures prescribed by this Agreement, if any, or by resolution of the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualify. Officers need not be Members. Any Officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board or, to the extent applicable, may be filled pursuant to Section 7.7.

(ii) The initial officers of the Company shall be those persons named as “Officers” of the Company pursuant to Section 15.1 hereof and shall serve in the capacities so indicated until their successors are duly elected or appointed by the Board pursuant to Section 7.1(i) hereof.

Section 7.2 Chairman of the Board. The Chairman of the Board, if such an officer be elected, shall preside at all meetings of the Board, if then present at such meeting, and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board or prescribed by the by-laws. The Chairman of the Board shall in addition be the Chief Executive Officer of the corporation and shall have the powers and duties given to the President in Section 7.3 of this Article.

Section 7.3 President. Subject to such supervisory powers, if any, as may be given by the Board to the Chairman of the Board, the President shall be the chief executive officer of the Company and shall be responsible for general and active management of the business of the Company. In the absence of the Chairman of the Board, if such an officer be chosen, or if there is none, the President shall preside at all meetings of the Members and the Board, and shall see that all orders and resolutions of the Board are carried into effect. The President may execute bonds, mortgages, leases and other contracts, except where required by law to be otherwise signed and executed and except where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company.

Section 7.4 Vice President. In the absence of the President or in the event of such Officer’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice President, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 7.5 Secretary and Assistant Secretary. The Secretary shall attend all meetings of the Board and all meetings of the Members and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose, may certify as necessary the accuracy and completeness of such records and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board, the President, under whose supervision the Secretary shall be. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election) shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 7.5 The Treasurer. The Treasurer (who may have the title “Chief Financial Officer,” in addition to, or instead of the title “Treasurer”) shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and the Board, at its regular meetings, or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company.

Section 7.6 Officers as Managers and Agents.

(i) Officers shall be deemed to be “Managers” of the Company within the meaning of the Delaware Act; provided, however, the authority granted to Officers as Managers shall be subject to any powers and rights reserved to Members and/or to Directors pursuant to Section 6.9 of this Agreement to manage the Company’s business by the Delaware Act or under this Agreement, and any limitations on such authority imposed by this Agreement or by the Members or the Board from time to time.

(ii) The Officers, to the extent of their powers set forth in, or now or hereafter granted by the Board pursuant to this Agreement are also agents of the Company for the purpose of the Company’s business, and the actions of any Officer taken in accordance with this Agreement or any resolutions of the Board shall bind the Company.

Section 7.7 Election and Appointment of Officers. The Chairman of the Board, President, and any Executive Vice President, acting singly, may also appoint and terminate the appointment of any Officer of the Company, except that the Board shall have the sole authority to choose Officers holding the titles of Chairman of the Board, President, and Executive Vice President, and any Executive Vice President, acting singly, may also appoint and terminate the appointment of any other Officer of the Company having such titles and such duties as may be determined by the Chairman of the Board, President, or any such Executive Vice President as necessary for the prompt and orderly transaction of the Company’s business. All such appointments and termination of appointments shall be made in a written document filed with the Secretary or Assistant Secretary of the Company. Any Officer appointed pursuant to this Section shall maintain his or her status as an Officer until the earlier of the filing of a written termination of such appointment with the Secretary or Assistant Secretary or the termination of such Officer’s employment with the Company.

Section 7.8 Third Party Reliance. Any person dealing with the Company or any Member, Director or Officer in connection with the business of the Company, may rely upon a certificate signed by a Secretary or Assistant Secretary of the Company as to:

(i) the identity of a Member, Director or Officer of the Company;

(ii) the existence or non-existence of any fact or facts that constitute a condition precedent to acts by the Board, the Members or the Officers or in any matter related to the affairs of the Company;

(iii) the Persons who are authorized to execute and deliver any instrument or document of, or on behalf of, the Company; or

(iv) any act or failure to act by the Company or as to any other matter whatsoever involving the Company, or any Member, Director or Officer.

ARTICLE VIII

ALLOCATIONS

Section 8.1 Profits and Losses. Profits and Losses for any Fiscal Year shall be allocated among the Unit Holders in proportion to the number of Units held by each Unit Holder.

ARTICLE IX

DISTRIBUTIONS

Section 9.1 Net Cash Flow. Except as otherwise provided in Article XIV hereof (relating to the dissolution of the Company), any distribution of the Net Cash Flow during any Fiscal Year shall be made to the Unit Holders in proportion to the number of Units held by each Unit Holder.

Section 9.2 Distribution Rules.

(i) All distributions pursuant to Section 9.1 hereof shall be at such times and in such amounts as shall be determined by the Board.

(ii) All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Unit Holders shall be treated as amounts distributed to the Unit Holders pursuant to this Article IX for all purposes of this Agreement. The Board is authorized to withhold from distributions, or with respect to allocations, to the Unit Holders and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Unit Holders with respect to which such amounts were withheld.

Section 9.3 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Unit Holder on account of its interest in the Company if such distribution would violate Sections 18-607 or 18-804 of the Delaware Act or other applicable law.

ARTICLE X

BOOKS AND RECORDS

Section 10.1 Books, Records and Financial Statements. At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a certified copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s interest in the Company. The books of account and the records of the Company shall be examined by and reported upon as of the end of each Fiscal Year under the direction of the Treasurer, or if required by the Board, by a firm of independent certified public accountants selected by the Board.

Section 10.2 Accounting Method. For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

ARTICLE XI

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.1 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

Section 11.2 Exculpation.

(i) No Covered Person shall be liable to the Company or to any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s (a) willful misconduct, (b) knowing violation of law, (c) with respect to a Covered Person who is a Director or an Officer, a breach of the duty of loyalty provided for in Section 11.7 of this Agreement.

(ii) Each Covered Person and Liquidating Trustee shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented by another Covered Person or Liquidating Trustee or by any other Person as to matters the Covered Person or Liquidating Trustee reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or Net Cash Flow, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations or any other facts pertinent to the existence and amount of assets from which distributions to Members or creditors might properly be paid.

Section 11.3 Conflicts of Interest. Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between the Company and a Covered Person, or any Member and a

Covered Person or (ii) whenever this Agreement or any other agreement to which the Company is or may become a party provides that a Covered Person shall act in a manner that is, or provide terms that are fair to the Company or any Member, the Covered Person shall resolve such conflict of interest, take such action, or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

Section 11.4 Indemnification.

(i) To the fullest extent permitted by applicable law and this Agreement, a Covered Person shall be entitled to indemnification from the Company for any claim, liability, loss, damage and expense (collectively, a “Loss”) incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Loss incurred by such Covered Person by reason of willful misconduct or a knowing violation of law with respect to such acts or omissions; provided, however, no Covered Person shall have any personal liability on account of any indemnity under this Section 11.4.

(ii) The Company may maintain insurance, at its expense, to protect itself and any Member, Director, Officer, employee, or agent of the Company or another corporation, partnership, joint venture, trust, or other enterprise against any Loss, whether or not the Company would have the power to indemnify such person against such Loss under this Agreement.

(iii) Unless ordered by a court having jurisdiction over the matter, any claim for indemnification under this Section 11.4 shall be made by the Company only as authorized following a determination that indemnification of the Covered Person is appropriate in the circumstances because the Covered Person has met the applicable standard of conduct set forth in paragraph (ii) of this section. Such determination shall be made (a) with respect to a Covered Person who, at the time of such determination, is a Member, (1) by a majority vote of the Members who are not also recipients of, or parties to any claim, action, suit or proceeding for which indemnification is sought (the “Non-Affected Members”), or (2) by a committee of Non-Affected Members designated by majority vote of such Non-Affected Members, or (3) if there are no Non-Affected Members, or if the Non-Affected Members so order, by independent legal counsel in a written opinion; and (b) with respect to a Covered Person who is a Director or Officer at the time of such determination, (1) by a majority vote of the Directors who are not recipients of, or parties to any claim, action, suit or proceeding for which indemnification is sought (the “Non-Affected Directors”), or (2) by a committee of Non-Affected Directors designated by majority vote of such Non-Affected Directors, or (3) if there are no Non-Affected Directors, or if the Non-Affected Directors so order, by independent legal counsel in a written opinion, or (4) by the Members, and (c) with respect to any Covered Person who is not a Member, Director, or an Officer, by the Directors acting pursuant to Section 6.3 of this Agreement. Wherever this paragraph refers to the taking of an action by the majority vote of the Non-Affected Members or the Non-Affected Directors and notwithstanding the provisions of Sections 5.4 and 6.3 of this Agreement, such action may be taken either at a meeting at which a majority of the Non-Affected Members or the Non-Affected Directors are present (even though such number would not constitute a quorum at a meeting of Members or Directors) or in writing signed by a majority of the Non-Affected Members or the Non-Affected Directors, as the case may be.

Section 11.5 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 11.4 hereof.

Section 11.6 Outside Businesses. Except as otherwise provided in any employment agreement or other agreement any Member, Director, Officer, or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company, the Members, Directors, and Officers shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Except as otherwise provided in any employment agreement or other agreement, no Member, Director, Officer, or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member, Director, Officer, or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

Section 11.7 Duties of Board and Officers. Except to the extent otherwise provided herein, each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

ARTICLE XII

ADDITIONAL MEMBERS AND UNITS

Section 12.1 Additional Units. If approved by Majority Vote, the Company is authorized to raise additional capital by offering and selling, or causing to be offered and sold, additional limited liability company interests in the Company (“Additional Units”) to any Person in such amounts and on such terms as the Members may determine. Each Person who subscribes for any of the Additional Units shall be admitted as an additional member of the Company (each, an “Additional Member” and collectively, the “Additional Members”) at the time such Person is named as a Member on Schedule A hereto. An Additional Member shall be bound by this Agreement whether or not such Additional

Member executes this Agreement. The legal fees and expenses associated with such admission shall be borne by the Company.

ARTICLE XIII

ASSIGNABILITY AND SUBSTITUTE MEMBERS

Section 13.1 Assignability of Units.

(i) A Member may assign the whole or any part of its Units or other interests in the Company to an Affiliate in such Member’s sole discretion and without the prior consent of the Board. Any such assignment shall, nevertheless, not entitle the assignee to become a Substitute Member or to be entitled to exercise or receive any of the rights, powers or benefits of a Member, other than the right to receive distributions, to which the assigning Member would be entitled, unless the assigning Member designates, in a written instrument, its assignee to become a Substitute Member. Such written instrument or Substitute Member designation does not require the approval or prior consent of the Board.

(ii) No Member may assign the whole or any part of its Units or other interests in the Company to any Person who is not an Affiliate without the prior consent of the Board, which consent may be given or withheld in the sole and absolute discretion of the Board. If the prior consent of the Board is obtained for any such assignment, such assignment shall, nevertheless, not entitle the assignee to become a Substitute Member or to be entitled to exercise or receive any of the rights, powers or benefits of a Member, other than the right to receive distributions to which the assigning Member would be entitled, unless the assigning Member designates, in a written instrument delivered to the Board or otherwise to the satisfaction of the Board, its assignee to become a Substitute Member and the Board, in its sole and absolute discretion, consents to the admission of such assignee as a Member; and provided further, that such assignee shall not become a Substitute Member without having paid to the Company a fee sufficient to cover all reasonable expenses of the Company in connection with such assignee’s admission as a Substitute Member. A Substitute Member shall be bound by this Agreement whether or not such Substitute Member executes this Agreement. If a Member assigns all of its interest in the Company and the assignee of such interest is entitled to become a Substitute Member pursuant to this Section 13.1, then unless otherwise agreed, such assignee shall be admitted to the Company effective immediately prior to the effective date of the assignment, and, immediately following such admission, the assigning Member shall cease to be a Member of the Company.

Section 13.2 Recognition of Assignment by Company. No assignment, or any part thereof, that is in violation of this Article XIII shall be valid or effective, and neither the Company nor the Members shall recognize the same for the purpose of making distributions of Net Cash Flow pursuant to Section 9.1 hereof with respect to such Company interest or part thereof. Neither the Company nor the nonassigning Members shall incur any liability as a result of refusing to make any such distributions to the assignee of any such invalid assignment.

Section 13.3 Indemnification. In the case of an assignment or attempted assignment of an interest in the Company that has not received the consents required by Section 13.1 hereof, the parties engaging or attempting to engage in such assignment shall be liable to indemnify and hold harmless the Company and the other Members from all costs, liabilities and damages that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such assignment or attempted assignment and efforts to enforce the indemnity granted hereby.

Section 13.4 Effective Date of Assignment. Any valid assignment of a Member’s interest in the Company, or part thereof, pursuant to the provisions of Section 13.1 hereof shall be effective as of the close of business on the last day of the calendar month in which the Board gives its consent, if required, to such assignment (or the last day of the calendar month in which such assignment occurs, if later), unless, in the case of assignment to an Affiliate, a written instrument of the assigning Member sets forth a different effective date, or, in any case, the Board in its discretion approves a different effective date. The Company shall, from the effective date of such assignment, thereafter pay all further distributions on account of the Company interest (or part thereof) so assigned, to the assignee of such interest, or part thereof.

ARTICLE XIV

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 14.1 No Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substitute Members in accordance with the terms of this Agreement or by the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event under the Delaware Act that terminates the continued membership of a Member in the Company.

Section 14.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(i) the expiration of the term of the Company, as provided in Section 2.3 hereof;

(ii) a Majority Vote of the Members;

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

Section 14.3 Notice of Dissolution. Upon the dissolution of the Company, the Person or Persons approved by a Majority Vote to carry out the winding up of the Company (the “Liquidating Trustee”) shall promptly notify the Members of such dissolution.

Section 14.4 Liquidation. Upon dissolution of the Company, the Liquidating Trustee shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Unit Holders shall continue to share Profits and Losses during liquidation in the same proportions, as specified in Article VIII hereof, as before liquidation. Each Member shall be furnished with a statement prepared by the Company’s certified public accountants that shall set forth the assets and liabilities of the Company as of the date of dissolution. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

(i) to creditors of the Company, including Unit Holders who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to Unit Holders; and

(ii) to the Unit Holders the remaining proceeds of liquidation in proportion to the number of Units held by each Unit Holder.

Section 14.5 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Unit Holders in the manner provided for in this Article XIV, and the Certificate shall have been canceled in the manner required by the Delaware Act.

Section 14.6 Claims of the Members. The Members and Assignees shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and Assignees shall have no recourse against the Company or any other Member or Manager.

Section 14.7 Revocation of Dissolution. Notwithstanding the occurrence of an event set forth in Section 18-801(a)(1), (2), (3), or (4) of the Delaware Act, the Company shall not be dissolved if the Company is continued in accordance with Section 18-806 of the Delaware Act.

ARTICLE XV

APPOINTMENT OF OFFICERS AND DIRECTORS

Section 15.1 First Officers and Directors. The Member hereby designates, as the initial Officers and Directors of this Company, the persons set forth next to their respective offices in Schedule B.

ARTICLE XVI

AMENDMENTS

Section 16.1 Amendments to be Adopted Solely by the Board. The Board, without the approval of any Member may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record all documents required or desirable in connection therewith, to reflect:

(i) a change in the name of the Company or the location of the principal place of business of the Company;

(ii) the admission, substitution, termination or withdrawal of Members or Assignees in accordance with this Agreement;

(iii) a change that is (a) of an inconsequential nature and does not adversely affect the Members or Assignees in any material respect; (b) necessary or desirable to cure any ambiguity, to correct or supplement any provision herein that would be inconsistent with any other provisions herein, or to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement, in each case so long as such change does not adversely affect the Members or Assignees; (c) necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state statute, so long as such change is made in a manner which minimizes any adverse effect on the Members or Assignees; or (d) required or contemplated by this Agreement; or

(iv) any other amendments similar to the foregoing.

Section 16.2. Amendment Procedures. Except as specifically provided in Section 16.1 and Section 16.2, all amendments to this Agreement shall be made solely in accordance with the following requirements:

(i) Amendments of this Agreement may be proposed only by the Board or any Member;

(ii) If an amendment is proposed, the Board shall seek the written approval of, or call a meeting of the Members to consider and vote on such proposed amendment. A proposed amendment shall be effective upon its approval by a Majority Vote, unless a greater percentage is required by this Agreement; and

(iii) The Board shall notify all Members upon final adoption of any proposed amendment.

ARTICLE XVII

MISCELLANEOUS

Section 17.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail as follows:

(i) if given to the Company, in care of the President, at the Company’s mailing address set forth on Schedule A attached hereto;

(ii) if given to a Director, at such Director’s mailing address as provided to the Company; or

(iii) if given to any Member, at the address set forth opposite its name on Schedule A attached hereto, or at such other address as such Member may hereafter designate by written notice to the Company.

All such notices shall be deemed to have been given when received. Whenever any notice is required to be given under this Agreement, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute waiver of notice of such meeting, except when the person attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of business because the meeting is not lawfully called or convened.

Section 17.2 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 17.3 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 17.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

Section 17.5 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

Section 17.6 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 17.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

Section 17.8 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 17.9 Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the Members hereto have executed this Agreement as of the date first above stated.

MEMBER: WELLS FARGO & COMPANY

By	/s/ Barbara S. Brett

Name:	Barbara S. Brett
Title:	Senior Vice President

SCHEDULE A

COMPANY

Name	Mailing Address
Wells Fargo Finance LLC	375 Park Avenue, 4th Floor New York, NY 10152

MEMBER(S)

Name	Mailing Address	Number of Units	Initial Capital Contribution
Wells Fargo & Company	420 Montgomery Street San Francisco, CA 94104	1,000	$1,000

SCHEDULE B

INITIAL DIRECTORS AND OFFICERS OF

WELLS FARGO FINANCE LLC

BOARD OF DIRECTORS

Le Roy Davis

Walter E. Dolhare

Michael F. Riley

OFFICERS

William Threadgill	President and Chief Executive Officer
Barbara Janine Garafalo	Vice President
Le Roy Davis	Senior Vice President and Treasurer
James McMullin	Secretary
Barbara S. Brett	Senior Vice President
Greg Michael Cooley	Senior Vice President and Chief Accounting Officer
David L. Pitelka	Chief Financial Officer